Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 27, 2016 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the first quarter ended March 31, 2016.

Highlights for the quarter included the following:

•	Total revenue of $156.3 million, a decrease of 6.5% compared with the first quarter of 2015.
•	Freight revenue of $144.7 million (excludes revenue from fuel surcharges), an increase of 0.9% compared with the first quarter of 2015.
•
Operating income of $7.4 million and an operating ratio of 94.9%, compared with operating income of $10.0 million and an operating ratio of 93.0% in the first quarter of 2015. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•	Net income of $3.8 million, or $0.21 per diluted share, compared with net income of $10.2 million, or $0.56 per diluted share in the first quarter of 2015.
•	Net income and earnings per share for the first quarter of 2015 included a federal income tax credit of approximately $4.7 million, or $0.26 per diluted share.

Chairman, and Chief Executive Officer, David R. Parker, made the following comments:  “Our team did a solid job executing in a difficult freight environment during the first quarter.  We continued to provide excellent customer service, picking up awards from several large customers during the quarter.  In addition, our safety record was the best for a first quarter in at least 15 years.  Continuing to provide safe, high-quality service allowed us to land several new pieces of business that are expected to contribute during the second half of 2016 after ramping up during the second quarter.  Late in fiscal 2015, we chose enterprise-wide cost-controls as CTG’s 2016 annual “Wildly Important Goal” as part of our ongoing Four Disciplines of Execution agenda in which each department has been competing and is held accountable to amass and implement cost saving ideas to lower our cost per mile.  Not only has this effort reduced our costs, it is expected to further reduce our controllable costs throughout the year, and it has energized our people around this core value.

"From a profitability perspective, operating income declined by approximately $2.6 million compared with the record first quarter of 2015.  The main factors contributing to the decline were a $1.9 million increase in losses on fuel hedging contracts and an approximately $1.7 million negative impact on depreciation expense due to accelerating the depreciation on tractors scheduled for sale and lower gain on sale of tractors sold during the quarter.  Otherwise, our asset-based truckload productivity was essentially flat on higher rates and lower utilization, we generated strong performance from our Solutions non-asset based brokerage business, and cost savings in certain areas offset increases in other areas.  In addition, we paid down approximately $61.2 million of debt and capital lease obligations to end the quarter with a net debt to total capitalization ratio of 47.1%. Looking ahead, we remain cautious as the second quarter freight environment has started slowly. While we are hopeful that inventory levels are corrected sooner rather than later, it may be several additional quarters until freight demand increases and trucking capacity subsides to a point where supply and demand are more favorably balanced."

Management Discussion—Asset-Based Truckload Operations
Mr. Parker continued:  “For the quarter, total revenue in our asset-based operations decreased to $142.8 million, a decrease of $14.5 million compared with the first quarter of 2015.  This decrease consisted of a $2.3 million reduction of freight revenue, along with lower fuel surcharge revenue of $12.2 million. The $2.3 million decrease in freight revenue related to a 79 truck (or 2.9%) decrease in our average tractor fleet, partially offset by a 0.5% increase in average freight revenue per tractor and a $0.9 million increase of freight revenue contributed from our refrigerated intermodal service offering. Team-driven trucks increased to an average of 979 teams in the first quarter of 2016, an increase of approximately 5.5% over the average of 928 teams in the first quarter of 2015.

“Average freight revenue per tractor per week decreased to $3,721 during the 2016 quarter from $3,743 during the 2015 quarter.  Average freight revenue per loaded mile increased by 5.1 cents per mile (or 2.9%) compared to the 2015 quarter.  This increase was partially offset by a 120 basis point increase in empty miles percentage (miles for which we do not receive freight revenue or fuel surcharge revenue).  In addition, average miles per tractor decreased by 1.0%. The main factor impacting the decreased utilization was a weaker overall freight environment, partially offset by a 300 basis point increase in the percentage of our fleet comprised of team-driven trucks, and a higher seated truck percentage. On average, approximately 4.2% of our fleet lacked drivers during the 2016 quarter compared with approximately 4.9% during the 2015 quarter.

“Salaries, wages and related expenses increased approximately 2.0 cents per mile due to a higher percentage of our fleet comprised of team-driven tractors, and employee pay adjustments since the first quarter of 2015.

“Net fuel expense increased by approximately 5.7 cents per total mile to 15.4 cents per mile in the 2016 quarter. Losses from fuel hedging transactions were $5.0 million in the 2016 quarter compared with losses of $3.1 million in the 2015 quarter. In addition, our fuel surcharge recovery was less effective during the 2016 quarter.  These headwind items were partially offset by improved fuel pricing and improved fuel economy of our tractors. Ultra low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.84/gallon lower in the first quarter of 2016 compared with the 2015 quarter.  We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in favorable or unfavorable results in any given quarter.

“Capital costs (combined depreciation and amortization, revenue equipment rentals, building rent, and interest expense) increased by approximately $1.5 million. The main factor was the decline in the market for used tractors, which caused us to record an approximate $1.3 million acceleration of the depreciation of tractors scheduled for sale in 2016 and recognize a $0.4 million reduction in gain on sale of revenue equipment compared with gain on sale during the 2015 quarter.  In addition, depreciation expense increased to reflect higher prices for new tractors as we continued to replace older tractors with new, more fuel efficient equipment that also offers dependability, lower operating costs, improved safety technology, and improved driver satisfaction.  These increased capital costs were partially offset by an approximately $0.3 million decrease in revenue equipment rental expense.

“Insurance and claims improved significantly to 8.7 cents per mile in the first quarter of 2016 versus 13.1 cents per mile in the first quarter of 2015. Our rate of chargeable accidents per million miles, as measured by the U.S. Department of Transportation, was the best for a first quarter since we started recording that data in 2001. The performance of our driving, safety, and fleet management personnel, as well as additional investments in safety technology, and favorable claims experience, contributed to the cost improvement in this area."

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 36.3%, to $13.6 million from $10.0 million in the same quarter of 2015. Operating income was approximately $1.8 million for an operating ratio of 86.6%, compared with operating income of approximately $0.3 million and an operating ratio of 96.6% in the first quarter of 2015. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.9 million of pre-tax income in the quarter compared with $1.4 million in the first quarter of 2015.”

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At March 31, 2016, we had approximately $44.3 million of borrowing availability under our revolving line of credit. At March 31, 2016, our total balance sheet debt and capital lease obligations, net of cash, were $184.4 million, and our stockholders’ equity was $207.1 million, for a ratio of net debt to total balance sheet capitalization of 47.1%.  At March 31, 2016, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $19.3 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2015, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $61.2 million, while the present value of financing provided by operating leases increased by approximately $0.7 million. Due primarily to collections of the peak season freight revenues billed from late November through December 31, 2015, our net accounts receivable balance decreased by approximately $37.5 million at March 31, 2016 compared to December 31, 2015. In addition, we sold and collected the proceeds from approximately 365 trucks that were recorded as “Assets held for sale” on our consolidated balance sheet at December 31, 2015. The Assets held for sale balance decreased by approximately $24.3 million at March 31, 2016 compared to December 31, 2015.

“In the first quarter of 2016, we took delivery of approximately 100 new company tractors and disposed of approximately 430 used tractors (including the 365 tractors that had been recorded as Assets held for sale at December 31, 2015). Our current tractor fleet plan for full-year 2016 includes the delivery of approximately 865 new company tractors, and the disposal of approximately 1,265 used tractors (including 365 tractors that had been recorded as Assets held for sale at December 31, 2015). For the year, the average size of our tractor fleet is expected to be approximately 2% to 5% below the average for 2015. With a relatively young average company tractor fleet age of 1.8 years at March 31, 2016, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.”

Outlook
Mr. Cribbs continued: “Our outlook for the second quarter of 2016 is cautious given the near-term freight environment. General freight levels have been soft in April, and many of our customers are not predicting improvement in their shipping levels until the second half of the year. Outside of the general freight environment, we have on-boarded two significant accounts that will fully commence late in the second quarter, but start-up costs and network changes are likely to delay profit contribution of the new business until the second half of 2016.  Meanwhile, we continue to focus on cost controls.  Taking into consideration all of these factors, we currently expect earnings per diluted share to be in a range of $0.28 to $0.33 for the second quarter of 2016. For the second quarter of 2015, we reported earnings per diluted share of $0.60.  There are two primary differences between reported results for the second quarter of 2015 and our expected range for the second quarter of 2016.  First, the 2015 quarter included a $3.5 million pretax, or $0.12 per share after tax, benefit from release of an insurance policy for the 2013-2014 policy period, and a similar event is not expected in the 2016 quarter.  Second, net fuel cost per mile was 10.9 cents (including a $2.5 million loss on fuel hedging contracts) in the 2015 quarter, and we have forecasted net fuel cost per mile for the 2016 quarter to be approximately 14.5 cents per mile (including a $4.7 million loss on fuel hedging contracts), assuming diesel fuel prices similar to those we experienced in the first quarter of 2016."

Conference Call Information
The Company will host a live conference call tomorrow, April 28, 2016, at 11:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG1.  An audio replay will be available for one week following the call at 877-919-4059, access code 67136705. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to freight demand, customer contracts, inventory levels, trucking capacity, fuel hedges, equipment purchases and disposals, average fleet size, the value of leased equipment, and the statements under “Outlook” are forward-looking statements. Such items have not been subjected to all the review and audit procedures associated with the release of actual financial results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during our peak business during the fourth quarter, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time (including with respect to the adverse judgment on the 2008 cargo claim announced in the third quarter of 2014), adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                              (423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                     (423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended Mar 31,
($000s, except per share data)	2016	2015	% Change
Freight revenue	$144,679	$143,335	0.9%
Fuel surcharge revenue	11,662	23,881
Total revenue	$156,341	$167,216

Operating expenses:
Salaries, wages, and related expenses	57,755	58,253
Fuel expense	23,833	31,894
Operations and maintenance	11,162	10,797
Revenue equipment rentals and purchased transportation	25,098	23,208
Operating taxes and licenses	2,708	2,661
Insurance and claims	6,897	10,769
Communications and utilities	1,477	1,527
General supplies and expenses	3,108	3,682
Depreciation and amortization, including gains and losses on disposition of property and equipment	16,885	14,382
Total operating expenses	148,923	157,173
Operating income	7,418	10,043
Other (income) expenses:
Interest expense	2,295	2,204
Other	-	-
Other expenses, net	2,295	2,204
Equity in income of affiliate	850	1,385
Income before income taxes	5,973	9,224
Income tax expense (benefit)	2,176	(1,003)
Net income	$3,797	$10,227

Basic and diluted earnings per share	$0.21	$0.56
Basic weighted average shares outstanding (000s)	18,147	18,145
Diluted weighted average shares outstanding (000s)	18,272	18,307

	Three Months Ended Mar 31,
	2016	2015	% Change
($000s)	SEGMENT REVENUES
Asset-based trucking revenues	$131,092	$133,369	-1.7%
Covenant Transport Solutions non-asset based revenues	13,587	9,966	36.3%
Freight revenue	$144,679	$143,335	0.9%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$1.813	$1.762	2.9%
Average freight revenue per total mile	$1.611	$1.586	1.6%
Average freight revenue per tractor	$48,371	$48,120	0.5%
Average miles per tractor per period	30,025	30,338	-1.0%
Weighted avg. tractors for period	2,628	2,707	-2.9%
Tractors at end of period	2,607	2,722	-4.2%
Trailers at end of period	6,903	6,690	3.2%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2016	12/31/2015
Total assets	$569,531	$647,423
Total stockholders' equity	$207,100	$202,160
Total balance sheet debt, net of cash	$184,371	$245,540
Net Debt to Capitalization Ratio	47.1%	54.8%
Tangible book value per basic share	$11.38	$11.15

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